UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2016

Zenosense, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54936	26-3257291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Avda Cortes Valencianas 58, Planta 5 46015 Valencia, Spain	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 34 960454202

N/A
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On June 6, 2016, Zenosense, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with an accredited investor (the “Investor”).  The transaction closed on June 8, 2016 (the “Closing”).

Under the terms of the Agreement, the Investor purchased 67,126,578 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for a purchase price of $150,000 and a commitment by the Investor to provide unsecured convertible loans (the “Commitment Loans”) in an aggregate amount of $640,000. The Commitment Loans will be made in four individual amounts (individually the “Conversion Amount” and collectively the “Conversion Amounts”). On or before September 20, 2016, the Investor will lend the Company a Conversion Amount of $180,000. On or before November 20, 2016, the Investor will lend the Company a Conversion Amount of $170,000. On or before January 20, 2016, the Investor will lend the Company a Conversion Amount of $170,000. On or before March 20, 2017, the Investor will lend the Company a Conversion Amount of $120,000. The Commitment Loans shall bear an interest rate of 10% per annum based on a 360 day year and are due 4 years from each respective issuance date (the “Maturity Date”). The Company may, at any time prior to the Maturity Date, prepay any unconverted amount of each respective Commitment Loan in full or in part. The Investor may, at any time prior to the Maturity Date of each respective Commitment Loan, convert any or all of the Conversion Amounts into Common Stock at the lower of either (a) $0.01 per share (subject to adjustment), or (b) a 15% discount to the 10 day VWAP provided that any such conversion is not at a price of less than $0.005 per share (subject to adjustment). In either scenario the total number of shares of Common Stock issued on conversion may not cause the total beneficial ownership by the Investor and its affiliates to exceed 4.99% of the outstanding shares of Common Stock. On the Maturity Date of each respective Commitment Loan any outstanding amount shall automatically and mandatorily convert into Common Stock at a price of $0.01 per share (subject to adjustment).

Approval to enter into the Agreement was granted by the holder of the Company’s existing notes (the “Senior Notes”) subject to retaining the right of first refusal on the Commitment Loans. The Commitment Loans include customary event of default provisions, and will become due in the event of a default as defined in the Senior Notes. In such an event, the Commitment Loans shall be subordinate in right of payment to the principal amount due on the Senior Notes as of the date hereof and pari passu with respect to any amounts extended to the Company after the date hereof which are governed by the terms of the Senior Notes or otherwise extended to the Company by any lender, including the holder of the Senior Notes. The Agreement and the Commitment Loans contain other customary representations, warranties and covenants by, among and for the benefit of the parties.

The Company has agreed with the Investor that after Closing it will take all reasonable commercial steps as necessary to effect a reverse stock split of the Company’s Common Stock, up to a maximum of one for 10 shares. All aforementioned conversion prices will be subject to normal pro-rata adjustment under the prospective reverse stock split.

Proceeds from both the purchase price under the Agreement and the Commitment Loans are intended to be used by the Company to participate with a third party in the development of a novel Point of Care medical diagnostic device targeting cardiac markers with the aim of developing a device for the rapid diagnosis of heart attack and cardiac related illnesses, and for general working capital. Draft terms have been agreed with the third party but there is no guarantee that the participation can be concluded. In the event that the project takes place as planned, the Company intends to participate in the third party development in parallel with the continued development of its lung cancer and MRSA project, subject to raising the necessary additional capital, a process which is ongoing.

The securities issued and to be issued (subject to conversion) to the Investor are not and will not be registered under the Securities Act of 1933, as amended (the “ Securities Act ”), and therefore may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The securities will bear an appropriate restrictive legend. The securities were issued in reliance upon the exemption from registration provided by Section 4(2) of Regulation D of the Securities Act to a sophisticated, non-United States based, accredited investor.

Item 2.03    Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this item.

Item 3.02.   Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENOSENSE, INC.
Date: June 9, 2016	By:	/s/Carlos Jose Gil
Carlos Jose Gil, President and Chief Executive Officer